                                                Filed Pursuant to Rule 424(b)(3)
                                                      REGISTRATION NO. 333-52996

                   Selling Security Holder Offering Prospectus

                                  VIRAGEN, INC.

                        1,000,000 shares of common stock

         The selling security holder will receive the proceeds from the re-sale of the shares.

         Our common stock is listed on the American Stock Exchange, under the symbol "VRA". On December 21, 2000, the last reported sale price for our common stock was $1.44 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING AT PAGE 5.

                          ----------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 12, 2001.



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                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

About Viragen ........................................................   3

Where You Can Find More Information ..................................   3

Risk Factors .........................................................   5

Use of Proceeds ......................................................  11

Dividend Policy ......................................................  11

Selling Security Holder ..............................................  11

Plan of Distribution .................................................  13

Description of Securities ............................................  14

Legal Matters ........................................................  15

Experts ..............................................................  16

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.



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                                  ABOUT VIRAGEN

         Viragen, Inc. is in the business of researching and developing products which help the human immune system resist viral infections and for the treatment of various cancers. We were organized in 1980. We are currently in European clinical trials with our natural interferon product named Omniferon(TM), which we produce using human white blood cells. Natural interferon stimulates and controls the human immune system. In addition, interferon may stem the growth of various viruses including those involved with diseases like hepatitis, multiple sclerosis, cancer and HIV/AIDS. Viragen has also entered into a collaborative agreement with the Roslin Institute (Edinburgh) Scotland. The project targets a technology allowing biotech and pharmaceutical companies to produce drugs, including monoclonal antibodies to fight cancer, inside the eggs of specially developed chickens.

         Neither the United States Food and Drug Administration nor the European Union regulatory authorities has approved our products. When we refer to "product" later in this prospectus, we do not intend to imply that our products have regulatory approvals that will allow them to be marketed currently. Viragen will seek Food and Drug Administration and European Union regulatory authority approval for various uses of our products in the future. These approvals require several years of clinical trials and substantial additional funds. We are concentrating our efforts on obtaining the necessary regulatory approvals for our Omniferon product so that we may market that product. This will be initially in the European Union and eventually from the Food and Drug Administration for the United States.

         Our affiliate, Viragen (Scotland) Ltd., has entered into a license and manufacturing agreement with the Common Services Agency of Scotland, and the Scottish National Blood Transfusion Service. As a result of this agreement, the Scottish National Blood Transfusion Service will help in the manufacture of our natural interferon product for exclusive distribution in the European Union and on a non-exclusive basis worldwide. The Scottish National Blood Transfusion Service will receive royalties and special access to our Omniferon product. We have also entered into agreements with the American Red Cross, America's Blood Centers and the German Red Cross for supplies of white blood cells. These sources of white blood cells will enable us to manufacture Omniferon in sufficient quantities to conduct planned European Union and United States clinical trials. Subject to regulatory approvals, these sources will also provide sufficient quantities of white blood cells for commercial manufacturing in the future.

         Our executive offices are located at 865 SW 78th Avenue, Suite 100, Plantation, FL 33324. Our telephone number is (954) 233-8746; our facsimile number is (954) 233-1414.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3. This prospectus is a part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Viragen, Inc. and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit, to which reference is made. You may obtain these exhibits from the Securities and Exchange Commission, as discussed below.





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         We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these filings at the Securities and Exchange Commission public reference rooms in Washington, D.C.; New York, NY; and Chicago, IL. You may request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for copying costs. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of their public reference rooms. Copies of our filings are also available at the Securities and Exchange Commission web site at HTTP://WWW.SEC.GOV or through our web site at HTTP://WWW.VIRAGEN.COM.

         The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Quarterly report on Form 10-Q for the quarterly period ended September 30, 2000, filed November 14, 2000;
         o Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed September 28, 2000; and
         o Current Report on Form 8-K dated November 30, 2000, filed December 6, 2000.

You may obtain a copy of these filings at no cost by writing, telephoning, faxing or visiting our website at the following address:

                                Dennis W. Healey
                                  Viragen, Inc.
                         865 S.W. 78th Avenue, Suite 100
                              Plantation, FL 33324
                          Telephone No.: (954) 233-8746
                          Facsimile No.: (954) 233-1414
                        Web Site: http://www.viragen.com.



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                                  RISK FACTORS

         An investment in our common stock is very risky. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors.

WE HAVE A HISTORY OF LOSSES DUE TO LACK OF SALES AND REGULATORY APPROVALS. IF WE DO NOT RECEIVE NECESSARY REGULATORY APPROVALS AND DEVELOP PROFITABLE OPERATIONS, WE WILL NEED TO TERMINATE OUR OPERATIONS. AS A RESULT, INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT.

         Since the organization of Viragen, we have incurred operating losses. Losses have totaled:

         o  $1,672,816 for the three month period ended September 30, 2000,
         o  $12,310,895 for the fiscal year ended June 30, 2000,
         o  $10,650,832 for the fiscal year ended June 30, 1999, and
         o  $7,856,136 for the fiscal year ended June 30, 1998.

At September 30, 2000, we had a total deficit since organization of $64,510,751 and our working capital totalled $7,852,719.

         We presently produce a single product known as Omniferon(TM), a natural human leukocyte derived alpha interferon. However, because the United States Food and Drug Administration and the European Union regulatory authorities have not yet approved our natural interferon product, we cannot sell this product. As a result, we have no current source of income from operations.

         We will not be able to reduce our losses or operate profitably, until we obtain the necessary approvals to sell natural interferon. We expect sales of natural interferon to be our primary source of income. Investors must understand that our natural interferon product may never receive the necessary approvals from regulatory authorities. In addition, even if the product is approved, we may not be able to recover sufficient profit from the sale of natural interferon. If we do not obtain the required approvals or we do not profit from the sale of natural interferon or other products, Viragen most likely will terminate its operations. In that case, those who have invested in Viragen will likely lose their entire investment.



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COMPETITIVE CONDITIONS IN THE PHARMACEUTICAL INDUSTRY MAY FORCE US TO TERMINATE
OPERATIONS.

         Competition for investment capital and market share in the immunological and pharmaceutical products industry is very strong. Our competitors, which include major pharmaceutical companies, have more experience in research, development and clinical testing of pharmaceutical and biomedical products. We do not have, as yet, an immunological product that can be marketed. Our competitors also have greater financial, marketing and human resources than Viragen. Some of our competitors, including Hoffman-La Roche, Inc., Shering-Plough Corporation, Biogen, Inc., Chiron Corp., and Baxter Laboratories, already have approvals for their synthetic interferons. They have been marketing their products, since 1986. These companies have received wide acceptance from the medical community and the patient population for their products. This will make it more difficult for us to introduce our product, if and when we receive the necessary regulatory approval. We only expect competition to increase in the future. In addition, technological advances made by our competitors may make synthetic products more effective, less costly and with less harmful side effects. Viragen may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we may terminate operations.

         Competition for funding in the pharmaceutical industry is also intense. As explained above, we have no source of income, as yet. We may not have sufficient sources of income or investment capital for a significant period of time, if ever. We need additional funds to conduct clinical trials so we can receive regulatory approvals. We must obtain additional funding from outside sources to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we will most likely terminate operations. In that case, any investment in Viragen could be lost.

GOVERNMENT REGULATION MAY AFFECT VIRAGEN'S ABILITY TO DEVELOP AND DISTRIBUTE NATURAL INTERFERON.

         All pharmaceutical manufacturers are subject to state and federal rules and regulations. In particular, we must comply with the United States Food and Drug Administration guidelines governing production, testing and marketing. European Union regulatory authorities also impose similar regulations. These rules and regulations are constantly changing. These changes could extend the period of clinical trials, involve costly compliance measures and may restrict our ability to produce and distribute our natural interferon product based on the results of testing. It is possible that we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our natural interferon product.

IF PATIENTS HAVE PROBLEMS RECEIVING THIRD PARTY REIMBURSEMENTS OF OUR PRODUCT, IT WILL BE MORE DIFFICULT TO MARKET OUR PRODUCT. IN ADDITION, OUR MARKETING COSTS WOULD INCREASE.

         Our ability to successfully market our products depends in part on the receipt of reimbursements from government health administration authorities, private health coverage insurers and other organizations. The pricing of products similar to ours or the amount of reimbursement available to patients may affect our ability to market our product at a profit. Third party




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reimbursement limitations could restrict the patient population that will make use of our product. If we have difficulty in getting third party payors to allow reimbursement for our product, this could also require us to increase our marketing efforts. This will involve greater expenses.

OUR PROPRIETARY TECHNOLOGY AND ANY FUTURE PATENTS THAT WE RECEIVE MAY NOT PROVIDE SUFFICIENT PROTECTION TO US.

         We intend to rely, in part, on technology developed by Viragen's scientists for the efficient and safe production of natural interferon. We believe that this technology allows us to produce our natural interferon more efficiently and with less possible contaminants. Viragen recently filed three patent applications relating to our Omniferon production technology. If we are not successful in obtaining patents or demonstrating that our production process is proprietary under trade secret law, we will have limited protection against those who might copy our technology. In addition, we may be damaged if we are accused of misappropriating a competitor's proprietary technology, even if these claims are untrue. We cannot assure you that our patent applications will be approved. Even if granted, we cannot assure you that these patents or any future patent applications or our other proprietary rights will provide necessary protection to us.

TECHNOLOGY TRANSFERS BY VIRAGEN TO THIRD PARTIES MAY NOT RESULT IN REVENUE TO
US.

         One of our proposed marketing strategies is to license our manufacturing technology to third parties. They, in turn, will use our technology to produce natural human leukocyte alpha interferon outside the United States. We cannot guarantee that these third parties will be able to successfully market the product or that we will receive revenue from their efforts.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS, AND OUR PRODUCT LIABILITY INSURANCE MAY NOT BE SUFFICIENT TO COVER ALL CLAIMS OR CONTINUE TO BE AVAILABLE TO US.

         Persons, who claim to be injured from use of our natural interferon, may file claims for personal injuries or other damages against us. In order to protect Viragen against these claims, we maintain product liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 in total. We cannot be sure that this insurance will be adequate to cover any liabilities that may result from the use of our natural interferon. Also, we may not be able to afford this form of insurance in the future.

OUR RELIANCE ON FOREIGN THIRD PARTY MANUFACTURER MAY DISRUPT OPERATIONS.

         Viragen (Scotland) Ltd., a wholly-owned subsidiary of Viragen (Europe) Ltd., our majority-owned subsidiary, entered into a manufacturing agreement with the Common Services Agency of Scotland for the production of Omniferon. Under this agreement, Viragen (Scotland) and the Common Services Agency will jointly manufacture Omniferon. Our decision to use an offshore manufacturer could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, relying on the Common Services Agency exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:





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         o  local governmental regulations,
         o  tariffs,
         o  import and export restrictions,
         o  transportation,
         o  taxes, and
         o  foreign health and safety regulations.

         Foreign manufacturing arrangements will limit our control. For instance, the Common Services Agency has limited our access to portions of their facility, when introducing stimulating agents during production. This may lead to the disruption of our operations. This could negatively affect our operations and your investment in us.

WE ARE DEPENDENT ON KEY EXECUTIVES AND THEIR LOSS WOULD BE DAMAGING TO VIRAGEN.

         Mr. Gerald Smith, our chairman of the board and president, Mr. Dennis
W. Healey, our executive vice president, treasurer and chief financial officer, and Dr. D. Magnus Nicolson, the managing director of Viragen (Scotland) Ltd., manage our day-to-day operations. We have employment agreements with Messrs. Smith, Healey and Nicolson which restrict competitive activities by them. However, the loss of their services would have a negative effect on our ability to conduct business. Our future success will greatly depend on our ability to attract and retain additional skilled personnel in various phases of our operations.

WE WILL REQUIRE ADDITIONAL FUNDING TO CONDUCT OPERATIONS. THE FUNDING MAY NOT BE AVAILABLE AND CAUSE US TO TERMINATE OUR OPERATIONS.

         Viragen will continue to require significant funding in the future to continue its operations. We estimate that we will require funding of approximately $25 million, over the next two years. These funds would be used to fund operations including clinical trials. We cannot assume that any additional financing will be available. If financing is not available, we may have to sell, suspend, or terminate our operations.

THE SALE OF OUR COMMON STOCK UNDER OUR SHELF REGISTRATION AND OTHER FINANCINGS MAY CAUSE SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS.

         As described in the preceding risk factor, we will need additional funding to continue to conduct operations. In December 1999, we retained the investment banking firm of Ladenburg Thalmann & Co., Inc. to aid us in identifying and developing financing sources. They will serve as the finder for offerings under a shelf registration on Form S-3 (File No. 333-32306), and have agreed to assist us in raising up to $60,000,000 through equity transactions. Through December 21, 2000, we have raised approximately $14,400,000 under this agreement. In order to raise the amount of funding still needed, we may have to issue millions of common shares.



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         Future transactions with other investors could further depress the price of our stock because of additional stockholder dilution.


WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of




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directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase in the market value of Viragen's common stock.

POSSIBLE SALES OF SECURITIES BY CURRENT STOCKHOLDERS COULD HAVE A DEPRESSIVE EFFECT ON MARKET VALUE OF OUR STOCK.

         As of December 21, 2000, we had 5,146,781 shares of common stock outstanding, which were "restricted securities," as defined by Rule 144 under the Securities Act of 1933. Also, as of that date, we had convertible preferred stock, and common stock options and warrants outstanding, which if converted or exercised, would result in 9,880,194 additional shares of our common stock outstanding. Under Rule 144, a person who holds restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 and sales of common stock covered by registration statements filed by us, including shares covered by this prospectus, may reduce the market price of our common stock and will increase the number of our publicly-held securities.

WE COULD USE PREFERRED STOCK TO RESIST TAKEOVERS AND MAY ALSO CAUSE POTENTIAL ADDITIONAL DILUTION.

         Our Certificate of Incorporation authorizes 1,000,000 shares of preferred stock, of which at December 21, 2000, 2,650 shares of series A preferred stock were issued and outstanding. Our Certificate of Incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue additional shares of preferred stock to raise money to finance our operations. We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the following terms:

         o  dividend and liquidation preferences,
         o  voting rights,
         o  conversion privileges,
         o  redemption terms, and
         o  other privileges and rights of the shares of each authorized series.

The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders. It can also negatively impact our existing stockholders' liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management. This could occur if we become subject to a hostile takeover that could ultimately benefit Viragen and Viragen's stockholders.



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                                 USE OF PROCEEDS

         Viragen could receive up to $1,314,000 if and when, the warrants being registered in this filing are exercised. If all or a portion of these proceeds are received they will be used for general corporate purposes including the funding of clinical trials of our Omniferon product, funding collaborative research projects for the development of new technologies, capital expenditures and general working capital.

                                 DIVIDEND POLICY

         We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future because:

         o  we have experienced losses since inception,
         o  we have significant capital requirements in the future, and
         o we presently intend to retain future earnings, if any, to finance the expansion of our business.

Future dividend policy will depend on:

         o  our earnings, if any,
         o  capital requirements,
         o  expansion plans,
         o  financial condition, and
         o  other relevant factors.


                            SELLING SECURITY HOLDER

TRANSACTION OVERVIEW

         On November 15, 2000, Viragen, Inc. entered into the Development, License and Collaboration Agreement with the Roslin Institute (Edinburgh). The agreement provides for joint continued development of transgenic technology in birds to create chickens which produce eggs containing targeted new drugs to treat many serious diseases, including cancer. We believe this technology promises a much faster and cost effective method of production for many promising biopharmaceutical products.

         As part of the agreement Viragen issued to Roslin 100,000 shares of common stock and warrants to purchase an additional 900,000 shares exercisable at $1.46. The warrants vest 150,000 shares every six months, through February 15, 2003. The warrants are exercisable through February 15, 2006.



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OWNERSHIP TABLE

         The following table sets forth as of December 21, 2000:

         o  the name of the selling security holder,
         o the amount of common stock held directly or indirectly or underlying the warrants to be offered by the selling security holder, and
         o the amount to be owned by the selling security holder following the sale of these shares.

         As of December 21, 2000, there were outstanding 95,074,389 shares of Viragen's common stock.

         The total of 1,000,000 potential shares allocated to the selling security holder was derived as follows:

         o  100,000 shares, and
         o 900,000 shares issuable upon exercise of warrants issued to the selling security holder.



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

                                                              Number of                  Shares to be Owed
          Name of Selling Security Holder                    Shares Owned                  After Offering
-----------------------------------------------------     -------------------     ---------------------------------
Roslin Institute (Edinburgh)                                       1,000,000                         0



         Roslin Institute (Edinburgh)'s ownership includes 100,000 common shares. Its ownership also includes a warrant to purchase 900,000 common shares.

         Viragen agreed to pay for all costs and expenses in the issuance, offer, sale and delivery of the shares of our common stock. These include, all expenses and fees of preparing, filing and printing the registration statement and mailing of these items. Viragen will not pay selling commissions and expenses for any sales by the selling security holder. Viragen will indemnify the selling security holder against civil liabilities including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

         These shares of our common stock may be sold by the selling security holder or by other successors in interest. The sales may be made on one or more exchanges or in the over-the-counter market, at prices related to the then current market price, or in negotiated transactions. The shares of our common stock may be sold by one or more of the following methods, including:

         o a block trade in which the broker-dealer will attempt to sell the shares of our common stock as agent, but may position and resell a portion of the block as principal;
         o purchases by a broker or dealer as principal and resale by the broker or dealer;
         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
         o face-to-face or other direct transactions between the selling security holders and purchasers without broker-dealer or other intermediary.





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         In making sales, broker-dealers or agents engaged by the selling security holder may arrange for other broker-dealers or agents to participate. Broker-dealers may receive commissions or discounts from the selling security holder in amounts to be negotiated immediately prior to the sale. These broker-dealers, agents and any other participating broker-dealers or agents, as well as the selling security holder and the placement agent, may be considered to be "underwriters" within the meaning of the Securities Act of 1933. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 may be sold under Rule 144 rather than by this prospectus.

         We informed the selling security holder that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, will apply to their sales in the market. We have furnished the selling security holder with a copy of these rules. We have also informed the selling security holder that they must deliver a copy of this prospectus with any sale of their shares.

                            DESCRIPTION OF SECURITIES

         Viragen is currently authorized to issue up to 125,000,000 shares of common stock, par value $.01 per share. There were 95,074,389 shares outstanding as of December 21, 2000. Viragen is also authorized to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share. There were 2,650 shares of series A preferred stock outstanding as of December 21, 2000.

COMMON STOCK

         Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution or winding up of Viragen, after payment to creditors and holders of our outstanding preferred stock, Viragen's assets will be divided proportionately on a per share basis among the holders of our common stock.

         Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Viragen's By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

PREFERRED STOCK

         Viragen is authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. Viragen's board of directors may issue preferred stock by resolutions, without any action of the stockholders. These




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resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

         o  dividend and liquidation preferences,
         o  voting rights,
         o  conversion privileges, and
         o  redemption terms.

         Viragen includes preferred stock in its capitalization to improve its financial flexibility. However, Viragen could use preferred stock to preserve control by present management, in the event of a potential hostile takeover of Viragen. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of Viragen's common stock.

SERIES A PREFERRED STOCK

         Viragen established the series A preferred stock in November 1986. Each share of series A preferred stock is immediately convertible into 4.26 shares of our common stock. Dividends on the series A preferred stock are cumulative and have priority to our common stock. These dividends are payable in either cash or common stock, at Viragen's option.

         The series A preferred stock has voting rights only if dividends are in arrears for five annual dividends. Upon this occurrence, the voting is limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. Viragen may redeem the series A preferred stock at any time after expiration of ten consecutive business days during which the bid or last sale price for our common stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation for the series A preferred stock.

         Owners of the series A preferred stock are entitled to receive $10.00 per share, plus accrued and unpaid dividends, upon liquidation, dissolution or winding up of Viragen. This must be satisfied before any distribution or payment is made to holders of the common stock or other stock of Viragen junior to the series A preferred stock.

TRANSFER AGENT

         The transfer agent for the shares of our common stock is Chase Mellon Shareholder Services, Overpeck Center, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108.

                                  LEGAL MATTERS

         Atlas Pearlman will review the validity of the issuance of the shares of our common stock being offered. They are located at 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301. Members of that firm or members of their family own a total of 3,000 shares of our common stock.




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                                     EXPERTS

         Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



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                                  Viragen, Inc.

                                   Prospectus

                                January 12, 2001